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                                                                       Exhibit 5






May 9, 2001




Securities and Exchange Commission
Judiciary Plaza
450 5th Street

Washington, DC 20549

RE: DIEBOLD, INCORPORATED 1991 EQUITY AND PERFORMANCE INCENTIVE PLAN (AS AMENDED AND RESTATED FEBRUARY 7,2001)

Ladies and Gentlemen:

         I have acted as counsel for Diebold, Incorporated, an Ohio corporation ("Registrant"), in connection with the Diebold, Incorporated 1991 Equity and Performance Incentive Plan (As Amended and Restated as of February 7, 2001) ("Plan"). I have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon, I am of the opinion that:

         1. The Registrant's Common Shares, par value $1.25 per share ("Common Shares") that may be issued or transferred and sold pursuant to the Plan and the authorized forms of agreement thereunder ("Agreements") will be, when issued or transferred and sold in accordance with the Plan and such Agreements, duly authorized, validly issued, fully paid and nonassessable.

         2. When issued in accordance with the Rights Agreement dated as of February 11, 1999 between Registrant and The Bank of New York, as Rights Agent (the "Rights Agreement"), the rights ("Rights") will be validly issued.

         The opinion set forth in paragraph 2 is limited to the valid issuance of the Rights under the corporation laws of the State of Ohio. I do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability of any particular provisions of the Rights Agreement.

         I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Registrant to effect registration of the Common Shares to be issued and sold pursuant to the Plan under the Securities Act of 1933.

                                          Very truly yours,

                                          /s/ Warren W. Dettinger


                                          Warren W. Dettinger
                                          Vice President and General Counsel



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